Exhibit 10.1

Dated 21 August 2026

Investment and Share Subscription Agreement

Between

RYZON MATERIALS LIMITED
(Formerly Magnis Energy Technologies Limited)

(Ryzon)

and

Uranex ESIP PTY Limited

(Uranex ESIP)

and

SOWG TANZANIA INC.
(or such Sow Good entity as the Parties may finally agree)

(Investor)

and

SOW GOOD INC.

(Investor Parent)

and

URANEX TANZANIA LIMITED

(UTL)

and

MAGNIS TECHNOLOGIES (TANZANIA) LIMITED

(MTT)

relating to

the financing of the Nachu Graphite Project

CLAUSE

1.	Interpretation	2
2.	Subscription	9
3.	Investment	9
4.	Conditions Precedent	11
5.	Conduct Prior to Completion	14
6.	Completion	17
7.	Warranties and Indemnities	19
8.	Indemnity	20
9.	Ryzon and Uranex ESIP Voting Rights	21
10.	Confidentiality and announcements	22
11.	Assignment and other dealings	22
12.	Agreement survives Completion	23
13.	Status of agreement	23
14.	Severance	23
15.	Variation and waiver	23
16.	Costs and expenses	23
17.	Entire agreement	23
18.	Notices	24
19.	Further assurance	24
20.	Counterparts	25
21.	No partnership or agency	25
22.	Language	25
23.	Inadequacy of damages	25
24.	Governing law and jurisdiction	25

SCHEDULE

Schedule 1 The Existing Shareholders	26
Schedule 2 The Project Companies	27
Schedule 3 Warranties	29
Schedule 4 Leased and Owned Properties	50

i

This agreement is dated August 21, 2026

Parties

1.	SOWG TANZANIA INC., a company incorporated under the laws of Delaware, having its registered office at 1440 N Union Bower Rd, Irving, TX 75061 (hereinafter referred to as the “Investor”);

2.	SOW GOOD INC, a Company incorporated under the laws of Delaware, having its registered office at 1440 N Union Bower Rd, Irving, TX 75061 (hereinafter referred to as the “Investor Parent”);

3.	RYZON MATERIALS LIMITED, a Company duly incorporated under the laws of Australia, having its registered office at Suite 11.01, 1 Castlereagh Street, Sydney NSW 2000 Australia (hereinafter referred to as “Ryzon”);

4.	URANEX ESIP PTY LIMITED, a Company duly incorporated under the laws of Australia, having its registered office at Suite 11.01, 1 Castlereagh Street, Sydney NSW 2000 Australia (hereinafter referred to as the “Uranex ESIP”);

5.	URANEX TANZANIA LIMITED, a Company incorporated under the laws of Tanzania, Company Number 53636, having its registered office at Dar es Salaam, Tanzania and being the registered holder of Special Mining License No. SML 550/2015 issued under the Mining Act, Cap. 123 R.E. 2019 (hereinafter referred to as “UTL”); and

6.	MAGNIS TECHNOLOGIES (TANZANIA) LIMITED, a company incorporated under the laws of Tanzania, Company Number 133941, having its registered office at Dar es Salaam, Tanzania (hereinafter referred to as “MTT”).

RECITALS

(A)	UTL is the lawful holder of Special Mining License No. SML 550/2015 covering the Nachu Graphite Project situated in the Lindi Region of the United Republic of Tanzania.

(B)	MTT was established to develop downstream processing facilities, including proposed Special Economic Zone infrastructure and value-addition facilities associated with graphite produced from the Nachu Graphite Project.

(C)	Both UTL and MTT are subsidiaries of Ryzon.

(D)	UTL was granted SML 550/2015 on 9 September 2015 and since the grant of the SML UTL has undertaken substantial technical, geological, environmental, engineering, social, permitting and community development activities in preparation for Project implementation, including completion of definitive feasibility studies, environmental approvals, project affected persons compensation and resettlement, hydrogeological investigations, mine planning and ongoing regulatory compliance.

(E)	During 2025, UTL experienced significant financial constraints which affected implementation of certain Project milestones.

(F)	The Parties acknowledge that preservation of SML 550/2015 and timely implementation of the Project constitutes fundamental assumptions upon which this Agreement is entered into.

(G)	The Investor has agreed to subscribe for the Subscription Shares and to invest in and support the funding of the Project Companies on and subject to the terms of this Agreement.

(H)	The Investor is a wholly owned subsidiary of the Investor Parent, a company whose shares are listed on the Nasdaq Stock Market, and the Investor Parent will bring to the Project access to capital markets and management resources for the purpose of advancing the Project.

Agreed terms

1.	Interpretation

1.1	The following definitions and rules of interpretation apply in this agreement.

Accounts means:

(a)	the consolidated audited balance sheet of the Project Companies as at the Accounts Date;

(b)	the consolidated audited income statements of each of the Project Companies for the 12 month period ending on the Accounts Date; and

(c)	the consolidated audited statements of cash flow of each of the Project Companies for the 12 month period ending on the Accounts Date.

Accounts Date: the year ended 30 June 2024.

Affiliate means, in relation to any Party, any body corporate, partnership, trust or other entity which directly or indirectly Controls, is Controlled by, or is under common Control with that Party.

Agreement means this Investment and Share Subscription Agreement together with all Schedules, Annexures, Appendices, Completion Documents and any amendments executed in accordance with its terms.

Applicable Law means all applicable laws, statutes, Acts of Parliament, subsidiary legislation, regulations, rules, codes, directives, guidelines, licences, permits, Government policies, judicial decisions and legally binding requirements of the United Republic of Tanzania and, where applicable, any foreign jurisdiction having lawful authority over a Party or the Transaction.

Authorisation: includes an authorisation, consent, agreement, notice of non-objection, certificate, licence, permission, approval, permit or declaration or exemption form, in each case by or with a Government Agency.

Board: the board of directors of each Project Company as constituted from time to time.

Business means the exploration and mineral extraction opportunity evaluation business carried on by the Project Companies.

Business Day means any day other than Saturday, Sunday or a public holiday in the United Republic of Tanzania or Australia upon which commercial banks are generally open for business.

Business and Funding Plan: means the indicative development and funding plan for the Project prepared by the Investor, as amended, updated, supplemented or replaced by the Investor from time to time having regard to Project requirements, prevailing market conditions and the availability of funding.

Capital Gains Tax or CGT means a Tax on the profit made from selling or disposing of an asset including shares or real estate imposed by a Tax Authority in line with Income Tax Act, Cap 332 R.E 2023.

Completion means completion of the issuance of the Subscription Shares pursuant to this Agreement.

Completion Date means the date on which Completion occurs in accordance with this Agreement following the satisfaction or waiver of all Conditions Precedent, or such other date as the Parties may unanimously agree in writing.

Claim: a claim in respect of any of the Warranties.

Conditions: the conditions precedent set out in clause 4.1.

Connected: has, in relation to a person, the meaning given in section 498 of the Companies Act.

Consequential Loss: means any Loss arising from a breach of this agreement:

(a)	which does not arise naturally or in the usual course of things from such a breach; or

(b)	which constitutes, or arises from or in connection with:

(i)	a loss of revenue or opportunity;

(ii)	a loss of goodwill; or

(iii)	a loss of business reputation,

even if such loss arises naturally or in the usual course of things from the breach but specifically excluding any Liability or Loss which:

(c)	is direct loss of profits, direct loss of revenue or direct loss of production.

(d)	arises naturally and in usual course of things from the relevant facts or circumstances giving rise to the Liability or Loss which, at the Execution Date, would have been reasonably foreseeable by the party who is liable for the Liability or Loss; or

(e)	is a diminution in the value of the Subscription Shares.

Companies Act: the Companies Act Cap 212 R.E 2023.

Data Protection Laws: all laws (whether of the United Republic of Tanzania or any other jurisdiction) relating to the processing of Personal Data (including the privacy of electronic communications) which are from time to time applicable to each Project Company (or any part of its Business).

Debt: Debt means the aggregate amount of all liabilities and indebtedness, whether actual or contingent, of the Project Companies in respect of moneys borrowed or any other form of financial accommodation, including bank loans and overdrafts and accrued interest, amounts owing under finance leases and hire purchase agreements, unpaid Tax liabilities, outstanding employee entitlements and bonuses, declared but unpaid dividends, and amounts owing to advisers in connection with this agreement or the Transaction.

Disclosed: fairly, fully, clearly and accurately disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in the Ryzon DD Folder.

Employee: any person employed by a Project Company under a contract of employment.

Encumbrance: means any security for the payment of money or performance of obligations and includes a mortgage, charge, pledge, lien, trust, title retention, preferential right, easement, restrictive or positive covenant or any other adverse right or interest.

Environment: means the physical factors of the surrounds of human beings including the land, waters, atmosphere, climate, sounds, odours, tastes, the biological factors of animals and plants, the social factors of aesthetics, and includes ecosystems.

Environmental Law: means any statute or common law relating to the Environment including any law relating to land use, planning, heritage, coastal protection, water catchments, pollution of air or waters, soil or groundwater contamination, chemicals, waste, use of hazardous or dangerous goods or substances, building regulations, public and occupational health and safety, noxious trades, or any other aspect of protection of the Environment, person or property

Execution Date: means the date the last of the Parties executes this agreement.

Existing Intercompany Debt means, collectively, the debt of the shareholder loans and advances owing by the Project Companies to Ryzon as at the Execution Date, together with any further advances made and any interest accrued before Completion, particulars of which have been provided by Ryzon to the Investor.

Existing Intercompany Debt Novation: means a deed of novation pursuant to which the Existing Intercompany Debt is novated by Ryzon to the Investor Parent. The effect of the novation is that, on and from Completion, the Investor Parent becomes the creditor of the Project Companies in respect of the Existing Intercompany Debt in place of Ryzon, and Ryzon ceases to have any claim against either Project Company in respect of it.

Government Agency means: any government or governmental, administrative, monetary, fiscal, statutory or judicial body, department, commission, authority, tribunal, agency or entity anywhere in the world (including, without limitation, Australia, the United States and Mainland Tanzania), including but not limited to the Mining Commission, the Tanzania Revenue Authority, the Business Registrations and Licensing Agency, the Occupational Safety and Health Authority, the National Environment Management Council, the Export Processing Zones Authority, the Tanzania Investment Centre, the National Social Security Fund, the Workers Compensation Fund and any other competent regulatory authority having jurisdiction over the Project or either Project Company.

Intellectual Property: means all intellectual and industrial property rights and interests throughout the world, whether registered or unregistered, including trade marks, designs, patents, inventions, circuit layouts, copyright and analogous rights, Confidential Information, know how and all other intellectual property rights as defined in Article 2 of the convention establishing the World Intellectual Property Organisation of 14 July 1967.

Investment: means the aggregate equity capital to be contributed by the Investor to the Project Companies pursuant to this Agreement through the subscription and allotment of Subscription Shares, together with any additional capital contributions expressly contemplated by this Agreement.

Law includes:

(a)	statutes, regulations or by-laws of the Commonwealth of Australia, Tanzania (Relevant Jurisdictions), the United States or any State or Territory of any of the foregoing, or any Government Agency;

(b)	requirements and approvals (including conditions) of the Relevant Jurisdictions or any State or Territory of any of the Relevant Jurisdictions, or any Government Agency that have the force of law; and

(c)	principles of law or equity established by decisions of courts in any of the Relevant Jurisdictions.

Lenders: Lenders means each person to whom a Project Company or Ryzon owes Debt as at the Execution Date, including McEvoy Street Alexandria Pty Limited as chargee under the Debenture Deed dated 31 December 2024, as identified in writing by Ryzon to the Investor on or before the Execution Date.

Longstop Date: means 15 October 2026, or such later date as the Parties may unanimously agree in writing, provided that the Longstop Date must at all times fall on or before the Sunset Date, by which all Conditions Precedent required under this Agreement must have been satisfied or validly waived in accordance with this Agreement.

Loss: means any loss, Liability, damage, charges, payments, cost or expense (whether direct, indirect or consequential and whether accrued or paid) including legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties, but not Consequential Loss.

Material Contracts: as set out in the Ryzon DD Folder.

Material Adverse Change: means any change, effect, event or series of events, occurrence, state of facts or development in respect of the Business that could (whether individually or when aggregated with other such events) reasonably be expected to be materially adverse to exploration and evaluation by the Business or the Project Companies.

Nominee Deeds: means the declarations of trust and powers of attorney granted by each of Ryzon and Uranex ESIP in favour of the Investor in respect of the Retained Shares.

Owned Intellectual Property: means all Intellectual Property Rights used by a Project Company in connection with the Business.

PDPA: means the Personal Data Protection Act, Cap 44 R.E 2023.

PDPC: Personal Data Protection Commission.

Personal Data: has the meaning given to that term in section 3 of the PDPA.

Proceedings: has the meaning given in paragraph 20.1 of Schedule 3.

Processor: has the meaning given in paragraph 17.2(a) of Schedule 3.

Project means: the integrated development of the Nachu Graphite Project, including mining operations, mineral processing, associated infrastructure, logistics, utilities, downstream graphite processing, battery materials manufacturing, Special Economic Zone developments, and all activities ancillary or incidental thereto undertaken by the Project Companies.

Project Companies means: Uranex Tanzania Limited and Magnis Technologies (Tanzania) Limited collectively, individually a “Project Company” brief particulars of which are set out in Part 3 of Schedule 2.

Related Agreements: means the other agreements and instruments entered into between some or all of the Parties and their respective Affiliates in connection with the Project and the Transaction, each of which remains in full force and effect in accordance with its terms.

Resolutions: the resolutions, in the agreed form, to be passed by each Project Company at a duly convened meeting of directors or shareholders as the case may be.

Retained Shares: means the 2 Ordinary Shares in UTL and 99 Ordinary Shares in MTT registered in the name of Ryzon, and the 1 Ordinary Share in each of UTL and MTT registered in the name of Uranex ESIP, in each case immediately following Completion.

Ryzon DD Folder: means the drop-box folder titled “UTL MTL DD” agreed by Ryzon and the Investor on or before the Execution Date and which contains disclosures in respect of the Warranties, and includes all of its schedules and annexures (as relevant).

Securities: means shares, units, preference shares, warrants, options or other equity interests to acquire shares or rights or securities convertible, exchangeable or exercisable into, shares, preference shares, warrants or options.

Shares: the Ordinary Shares in each Project Company.

Subscription Shares: as follows

Project Company	Shares
Uranex Tanzania Limited	9,997 Ordinary Shares
Magnis Technologies (Tanzania) Limited	333,334 Ordinary Shares

Subscription Price means as follows:

Project Company	Ordinary Shares	Total subscription price (TZS)
Uranex Tanzania Limited	9,997	TZS 9,997,000
Magnis Technologies (Tanzania) Limited	333,334	TZS 333,334,000

Sunset Date means 15 October 2026.

SML means: Special Mining Licence No. SML 550/2015.

Sow Good means: Sow Good Inc.

Systems: has the meaning given in paragraph 16.1 of Schedule 3.

Ryzon: Ryzon Materials Limited (formerly Magnis Energy Technologies Limited).

Tax, Taxes or Taxation: all forms of present and future taxes, fees, excise, Duty, imposts, deductions, charges, withholdings, rates, levies or other governmental impositions imposed, assessed, levied or charged by any Government Agency, and includes Capital Gains Tax, income tax, value added tax, payroll tax and land tax, together with all interest, penalties, fines, expenses and other additional statutory charges relating to any of them.

Tax Warranties: the warranties set out in paragraph 10 of Schedule 3.

Tax Authority: the Tanzania Revenue Authority and any other local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world that administers Tax.

Tax Claim: any Claim arising from a breach of a Tax Warranty or pursuant to the General Indemnity (to the extent it relates to a breach of a Tax Warranty) or pursuant to the Tax Indemnity.

Tax Costs: all reasonable costs and expenses incurred in:

(a)	managing an inquiry; or

(b)	conducting any litigation, dispute, process, alternative dispute resolution process or similar action,

in relation to Tax, but does not include Tax.

Tax Demand means:

(a)	any assessment, notice or demand or any other document issued or action taken by or on behalf of any Government Agency in respect of Tax that relates to a period before and up to the Completion Date;

(b)	any document received from a Government Agency administering any Tax assessing, imposing, claiming or indicating an intention to claim any Tax that relates to a period before and up to the Completion Date; or

(c)	lodgement of a Tax Return or request for an amendment of a lodged Tax Return that relates to a period before and up to the Completion Date,

in any case which may lead to a Tax Claim.

Tax Demand Amount means:

(a)	the amount required to be paid in respect of Tax to a Government Agency as a result of a Tax Demand, including a Tax Demand issued to a Project Company;

(b)	the amount required to be paid to a Government Agency as a result of a Tax Demand issued to a Project Company relating to the recovery by the Government Agency of all or part of a Tax incentive (including any R&D tax offsets), concession or other form of relief allowed to or applied by a Project Company before the Completion Date;

(c)	the amount of any credit, rebate or refund of Tax or, in respect of franking credits generated after the Completion Date, franking credits lost to or paid as a result of a Tax Demand issued to a Project Company; or

(d)	the amount of the loss of any relief, allowance, deduction or loss carried forward, as a result of a Tax Demand issued to a Project Company, multiplied by the rate of Tax applicable to companies in the year to which the Tax Demand relates, plus any associated fines, additional tax, interest or penalties.]

Tax Expert means:

(a)	an independent tax expert agreed in writing by the Investor and the Project Company; or

(b)	if the Investor and the Project Company are unable to agree, an independent tax expert nominated by the head for the time being of the prevailing professional tax body or institute in the jurisdiction most relevant to the Tax matter in dispute, provided that the tax expert, or the firm to which the independent tax expert belongs, must not be the current auditor, accountant or advisor of a Investor Parent, Investor, Ryzon or a Project Company.

Tax Indemnity: means the indemnity given by the Warrantors in clause 8.3.

Tax Law: means any Law relating to Tax.

Tax Return: means any return, filing, form or statement in connection with any Tax which is required under Tax Laws to be lodged, filed or submitted with any Government Agency in respect of Tax.

Transaction means the subscription for Shares under this agreement and the undertakings of each Party in accordance with the Transaction Agreements.

Transaction Agreements: means this agreement, the Related Agreements, the Existing Intercompany Debt Novation and each other document the parties agree in writing to be a Transaction Agreement.

UTL: Uranex Tanzania Limited.

Uranex ESIP: Uranex ESIP Pty Limited

Warranties: the warranties and representations given pursuant to clause 7, and references to a particular Warranty are to a warranty statement set out in Schedule 3.

Warrantors: means Ryzon and Uranex ESIP.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A reference to this agreement or to any other agreement or document is a reference to this agreement or such other agreement or document, in each case as varied from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.9	This agreement shall be binding on, and enure to the benefit of, the parties to this agreement and their respective personal representatives, successors and permitted assigns, and references to any party shall include that party’s personal representatives, successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 497 of the Companies Act.

1.12	Unless expressly provided otherwise in this agreement, a reference to writing or written includes email but excludes fax.

1.13	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.14	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.15	References to a document in agreed form are to that document in the form agreed by the parties and initialed by them or on their behalf for identification.

1.16	Unless expressly provided otherwise in this agreement, a reference to legislation or a legislative provision:

(a)	is a reference to it as it is in force as at the date of this agreement provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement if and to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party; and

(b)	shall include all subordinate legislation made as at the date of this agreement under that legislation or legislative provision.

1.17	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	Subscription

2.1	The Investor applies for the allotment and issue to it of the number of Subscription Shares set out against its name below, at a total subscription price of TZS 343,331,000 as follows:

Company	Number of Shares	Nominal Price Per Share	Total Subscription Price
Uranex Tanzania Limited	9,997	TZS 1,000	TZS 9,997,000
Magnis Technologies (Tanzania) Limited	333,334	TZS 1,000	TZS 333,334,000

2.2	No shares shall be issued unless the applicable Conditions Precedent have been satisfied or waived.

3.	Investment

3.1	The Parties acknowledge that the Investor’s obligation under this agreement is limited to payment of the Subscription Price at Completion and the performance of its obligations expressly set out in clause 6.3. Any consideration payable or issuable to Ryzon or Uranex ESIP in connection with the Subscription, the dilution of their shareholdings or the Existing Intercompany Debt Novation is governed exclusively by the Related Agreements and is not payable or issuable under this agreement. Following Completion the Investor shall fund the Project Companies in accordance with the Business and Funding Plan, subject to its sole discretion and business judgement. Subject to the terms and conditions of this Agreement, the Investor has adopted the Business and Funding Plan, which contemplates the application of capital to the Project Companies over the period covered by that plan in the indicative aggregate amount of USD 35,000,000, allocated on an indicative basis as follows:

Company	Total Initial Investment
Uranex Tanzania Limited	USD 20,000,000
Magnis Technologies (Tanzania) Limited	USD 15,000,000

3.2	The Parties acknowledge and agree that: (a) the amounts referred to in clause 3.1 and in the Business and Funding Plan are indicative planning figures only, are based on the Investor’s current assessment of Project requirements, and do not constitute a debt, guarantee, commitment or legally binding obligation of the Investor or the Investor Parent to contribute any amount to either Project Company; (b) the Investor’s funding of the Project Companies after Completion will be determined by the Investor in its discretion having regard to Project requirements, technical and economic studies, prevailing market conditions and the availability of funding on acceptable terms; and (c) nothing in this clause 3 or in the Business and Funding Plan is intended to be, or is capable of being, enforced as a funding obligation by any Party or by any other person.

3.3	The Investor may approve reasonable adjustments to the allocation between the Project Companies provided that:

(a)	the aggregate Investment remains unchanged;

(b)	such adjustment promotes the implementation of the Project; and

(c)	all applicable legal and regulatory requirements are satisfied.

3.4	The Investor shall prepare a Business and Funding Plan to guide the investments to be made in each Project Company taking into account:

(a)	Project development activities;

(b)	engineering, procurement and construction programmes;

(c)	operational priorities;

(d)	environmental and social management programmes;

(e)	financing requirements;

(f)	implementation schedules;

(g)	production targets; and

(h)	annual work programmes and budgets.

3.5	The Parties acknowledge that, upon the allotment and issue of the Subscription Shares at Completion, the Investor will hold 99.97% of the issued share capital of each Project Company and, by operation of the Nominee Deeds, holds the entire beneficial interest in the Retained Shares, such that the Investor holds the entire beneficial interest in the issued share capital of each Project Company and that no further subscription, investment or contribution of cash or other assets by the Investor or the Investor Parent is required in order to achieve that shareholding.

4.	Conditions Precedent

4.1	Completion is subject to and conditional on each of the following Conditions being satisfied or waived:

No.	Condition	Responsible Party	Beneficiary
1.	Encumbrances: Ryzon or the Project Companies produce evidence satisfactory to the Investor that they have obtained duly executed releases and discharges of all Encumbrances over (i) any share in either Project Company and (ii) any asset of either Project Company, including the Debenture Deed dated 31 December 2024 in favour of McEvoy Street Alexandria Pty Limited securing AUD5,500,000.	Ryzon or the Project Companies	Investor
2.

Fair Competition Commission:

If required, the Fair Competition Commission issuing merger clearance certificate confirming that the Transaction will not result in a merger that creates or strengthens a position of dominance in a market and that the Transaction is therefore not prohibited pursuant to section 11(2) of the Fair Competition Act, Cap 285 R.E 2023; or

If required, the granting by the Fair Competition Commission of an exemption to the Transaction pursuant to section 13 of the Fair Competition Act, Cap 285 R.E 2023.

		Investor	Investor and Ryzon
3.	Mining Commission: the Mining Commission in Tanzania approving the Transaction in accordance with section 158 of the Mining Act, Cap 123 R.E 2023.	Ryzon or the Project Companies	Investor
4.	Tax Confirmation: Prior to Completion, Ryzon and the Project Companies shall have delivered to the Investor a written confirmation from the Project Company’s Tanzanian tax advisors, in form and substance satisfactory to the Investor (acting reasonably), quantifying the estimated amount, if any, of Tanzanian capital gains tax or withholding tax payable in connection with the Transaction.	Ryzon or the Project Companies	Investor
5.	Material Adverse Change: No Material Adverse Change has occurred between the Execution Date and Completion.	Ryzon or the Project Companies	Investor
6.	Debt at Completion: Debt at Completion (excluding the Existing Intercompany Debt) shall not exceed AUD$100,000 as at the Completion Date.	Ryzon or the Project Companies	Investor

No.	Condition	Responsible Party	Beneficiary
7.	Consents: Ryzon or the Project Companies obtain consent to the effective change in control of the Project Companies from the relevant counterparties to each of the Material Contracts, which consent is unconditional or subject only to conditions acceptable to the Investor.	Ryzon or the Project Companies	Investor
8.	Nominee Deeds: each Nominee Deed having been duly executed and delivered by Ryzon and Uranex ESIP respectively, together with executed but undated share transfer forms, share certificates and statutory transfer forms in respect of the Retained Shares.	Ryzon and Uranex ESIP	Investor
9.	Transaction Agreements: The entry into each other transaction agreement by the relevant parties.	Both	Investor
10.	Written Consent: The Written Consent shall have been duly executed and delivered by stockholders of the Investor Parent holding a majority of the outstanding common stock of the Investor Parent	Investor Parent	Both
11.	Information Statement: At least 20 calendar days shall have lapsed since the Investor Parent mailed to its stockholders the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act) and no proceedings relating to the Information Statement have been initiated or threatened by the SEC.	Investor Parent	Both
12.	Existing Intercompany Debt Novation: The Existing Intercompany Debt Novation shall have been duly executed by each of Ryzon and the Investor in the agreed form, and each party shall have delivered a duly executed counterpart thereof to the other party.	Both	Both
13.	Board control: the persons nominated by the Investor having been validly appointed as directors of each Project Company, and the resignations of all existing directors of each Project Company (other than any person the Investor elects in writing to retain) having been tendered and accepted, in each case with effect from Completion.	Ryzon and the Project Companies	Investor
14.	Increase of capital: the authorised share capital of MTT having been increased by TZS 333,334,000 divided into 333,334 Ordinary Shares of TZS 1,000 each, and all pre-emption and anti-dilution rights in respect of the Subscription Shares having been validly waived.	Ryzon and the Project Companies	Investor

4.2	Each party must use its reasonable endeavours to ensure that the Conditions are satisfied as soon as reasonably practicable after the Execution Date.

4.3	Each party must:

(a)	do everything reasonably required to satisfy the relevant Condition having regard to the nature of the Condition;

(b)	supply each other party with copies of all applications made and documents supplied for the purpose of satisfying any Condition;

(c)	keep each other party informed of the progress towards satisfaction of its obligations under clause 4.1;

(d)	co-operate with each other party in approaching the relevant Government Agency or Third Party for the purposes of satisfying the Conditions, including allow the other party the opportunity to be present at any meetings with any such Government Agency;

(e)	not take any action that would, or could reasonably be expected to, prevent or hinder the satisfaction of any Condition;

(f)	notify each other party if a Condition becomes incapable of being satisfied before the Longstop Date; and

(g)	within 2 Business Days of a party becoming aware that a Condition has been satisfied, notify each other party in writing of that fact.

4.4	A Condition may be waived only by the beneficiary by giving notice of the waiver to the other parties (but only to the extent set out in the waiver).

4.5	If the Conditions have not been satisfied or waived on or before the Longstop Date, or have become incapable of satisfaction before the Longstop Date, then this agreement may be immediately terminated by the Investor, by giving notice to the other parties in which case:

(a)	all parties are released from their obligations under this agreement, other than in respect of the Surviving Clauses;

(b)	each party retains the rights it has against any other party for any past breach of this agreement; and

(c)	the Investor must promptly:

(i)	return to Ryzon or the Project Companies or destroy all documents and other materials constituting Confidential Information or otherwise provided which is in the possession or control of the Investor or its Representatives, and provide Ryzon or the Project Companies with evidence of such destruction (if applicable); and

(ii)	delete all of the Confidential Information in the possession or control of the Investor or its Representatives, that is stored in an electronic or other medium and retrievable in perceivable form.

4.6	Nothing in this agreement will cause a binding agreement for the subscription of the Subscription Shares to arise unless and until the Conditions have been satisfied or waived in accordance with clause 4.4 and the Investor will not obtain rights in relation to the Subscription Shares as a result of this agreement unless and until those Conditions have been satisfied or waived.

4.7	Completion of the subscription set out in clause 6 shall take place on the Completion Date.

4.8	The Investor warrants to each of the other parties that:

(a)	it has the power and authority to enter into and perform its obligations under this agreement;

(b)	when executed, its obligations under this agreement will be binding on it; and

(c)	execution and delivery of, and performance by it of its obligations under this agreement will not result in any breach of applicable law.

4.9	Ryzon and Uranex ESIP agree to vote in favour of the Resolutions.

4.10	The Investor may direct that the Subscription Shares are issued and registered in the name of any nominee or custodian to hold such shares on its behalf as nominee.

5.	Conduct Prior to Completion

5.1	Except as otherwise provided in this agreement, the Warrantors or the Project Companies must ensure that from the Execution Date until Completion, each Project Company manages and conducts the Business in the ordinary and normal course and at arms’ length.

5.2	During the period between the Execution Date and the Completion Date (the “Interim Period”), the Warrantors shall, within the confines of the applicable competition Laws, use their reasonable endeavours, to the extent of their respective powers and authority, to ensure that each Project Company is managed in the Ordinary Course of Business (notably with respect to maintenance obligations) and shall not take any of the following actions without the Investor’s written approval:

(a)	(Securities) create, grant, allot or issue any Securities or alter its share capital, including by splitting, consolidating, redeeming or buying back (or offering to buy back) any Securities;

(b)	(liquidation) voluntarily enter into any bankruptcy, insolvency, liquidation, winding up or similar proceeding;

(c)	(constitution) alter its constitution, certificate of incorporation or bylaws or analogous constituent document;

(d)	(dividends) declare, make or pay any dividend or other distribution other than a Permitted Dividend;

(e)	(debt) create, incur, assume or otherwise become liable in respect of any debt or enter into any new debt facilities, amend the terms of any existing debt facilities or drawn down on existing debt facilities, in each case where each debt or additional debt incurred in excess of $100,000;

(f)	(loans) make any loans, advances or capital contributions to any person;

(g)	(capital expenditure) make any capital expenditure that is, in aggregate, in excess of $100,000;

(h)	(litigation) commence, compromise or settle any litigation or similar proceedings involving claims in excess of $100,000;

(i)	(constitution) alter its constitution, certificate of incorporation or bylaws or analogous constituent document;

(j)	(business and contracts):

(i)	dispose of, create, or create any Encumbrance in respect of, any material asset of a Project Company (including, without limitation, the SML);

(ii)	do or omit to do anything that would jeopardise the validity and good standing of the SML or result in the cancellation of any of the SML except as required by Law or the terms of the SML’s grant;

(iii)	other than as required by law, not voluntarily abandon, relinquish or surrender the SML or any part of the area of the SML without the consent of the Investor. If Ryzon or a Project Company is required to do so under the Mining Act, Ryzon and/or a Project Company must first use reasonable endeavours to agree with the Investor the area of the SML to be surrendered to comply with the compulsory relinquishment provisions of the Mining Act;

(iv)	acquire all or substantially all of the business or assets of any other person;

(v)	acquire or dispose of Securities in any body corporate or units in any trust, or enter into, or terminate, any partnership or joint venture;

(vi)	enter into, terminate or amend in a material respect any contract or commitment that is outside the ordinary course of business or that requires or may require payments to or by a Project Company in excess of $100,000;

(vii)	enter into any real property lease or licence, or equipment hire purchase, short term lease or operating lease;

(viii)	guarantee, indemnify or give security for the obligations of any person except a Project Company in the ordinary course of trading;

(k)	(employees, consultants and contractors):

(i)	hire or terminate (other than for cause) any employee with an expected total compensation of more than $100,000 per annum;

(ii)	vary the remuneration of any employee, consultant or contractor where such variation will result in the employee, consultant or contract having an expected total compensation of $150,000 per annum or more;

(l)	(related party dealings) enter into any agreement or transaction with or make any payment or give any benefit to Ryzon or the Project Companies or any person that is a Related Body Corporate or Affiliate of Ryzon or the Project Companies;

(m)	(Tax matters):

(i)	make any Tax election or settle or compromise any Tax Demand or pay any Tax, unless that election, settlement, compromise or payment is required by Law;

(ii)	engage in any transaction, act or event which gives rise to any Tax Demand which is outside the ordinary course of business as it was conducted prior to the Execution Date;

(iii)	amend any lodged Tax Returns;

(iv)	make any material change to any Tax position unless required by Law; or

(n)	(agree) agree to do any of the things referred to in clauses 5.2(a) - 5.2(m)

5.3	Access to the Business

From the Execution Date until Completion, Ryzon must ensure that each Project Company allows the Investor, its employees, agents and Representatives, reasonable access to any premises at which a Project Company carries on the Business and holds assets, including the Records to enable the Investor, as is reasonably necessary, to:

(a)	become familiar with the Business and the affairs of the relevant Project Company; and

(b)	investigate the accuracy of the Warranties.

5.4	Notice of material changes

If, before Completion:

(a)	any of the events identified in clause 5.2 occurs or is reasonably likely to occur; or

(b)	an event occurs that has, or may have, a material effect on the prospects, operation, profitability or value of the Business as currently carried on by a Project Company,

Ryzon must, immediately on becoming aware of that event, give written notice to the Investor fully describing the event.

5.5	Termination

The Investor may terminate this agreement if any of the events specified in 5.2 occurs before Completion without its express written consent.

5.6	No discussions

From the Execution Date until Completion, Ryzon and the Project Companies must not solicit or respond to any enquiries or proposals by any person, other than the Investor, regarding an acquisition of any of the Subscription Shares or a sale of part of all of the Business.

5.7	Break Fee

If this Agreement is terminated as a result of the Warrantors’ or the Project Companies’ breach of clauses 4.2 or 5.2, or the failure of any Condition to be satisfied in accordance with clause 4.1 where such failure is attributable to Ryzon or the Project Companies, and in each case such breach or failure arises as a result of Ryzon’s reliance on a third party, Ryzon must pay the Investor a break fee of AUD7,500,000. If a break fee is also payable under any Related Agreement in respect of the same event or circumstance, only one break fee is payable, being the higher of the two amounts.

6.	Completion

6.1	Time and place for Completion

Completion must occur at 12.00pm on the Completion Date at:

(a)	at Dar es Salaam; or

(b)	any other place or time agreed in writing between the Investor and the Project Companies (including remotely).

6.2	Ryzon and Project Companies’ Obligations at Completion

On or before the Completion Date, Ryzon shall:

(a)	procure that each Project Company shall deliver to the Investor:

(i)	(return as to allotment) allot and issue the Subscription Shares credited as fully paid to the Investor (or such person as the Investor shall direct) and enter its name in the register of members of the Project Company as holder of the Subscription Shares;

(ii)	(Form 55(a)) execute form 55a (Return as to Allotment of shares) in favour of the Investor;

(iii)	(BRELA Log-In details) details of the BRELA Username and Password for each Project Company;

(iv)	(share certificates) execute and deliver to the Investor share certificates in respect of the Subscription Shares;

(v)	(Conditions) any consents, waivers, evidence or documents necessary to evidence to the Investor’s satisfaction (acting reasonably) that each Condition has been and remains satisfied;

(vi)	(Resignations) accept the resignations of each of Frank Poullas, Peter Tsegas, Gideon John Nasari, Tumwesige Evans Lushakuzi and Ally Cornel Mwakibolwa (other than any person the Investor elects in writing to retain) as directors of each Project Company, and appoint the persons notified in writing by the Investor not less than five Business Days prior to the Completion Date to act as the directors of the Project Companies, in each case with effect from the Completion Date;

(vii)	(No Debt): written evidence to the satisfaction of the Investor that there is no Debt other than the Existing Intercompany Debt and obligations pursuant to continuing lease agreements immediately prior to Completion, together with executed deeds of release from each Lender;

(viii)	(Existing Intercompany Debt Novation): a copy of the Existing Intercompany Debt Novation (as defined in clause 1.1), duly executed by the Warrantors and by the Investor Parent;

(ix)	(Nominee Deeds): deliver to the Investor each Nominee Deed duly executed by Ryzon and Uranex ESIP respectively, together with executed but undated share transfer forms in respect of the Retained Shares, the relevant share certificates, and executed but undated statutory forms required to register a transfer of the Retained Shares with the Registrar of Companies.

(b)	(director resolutions) deliver to the Investor copies of the board minutes or resolutions required to give effect to each Project Company’s obligations under this Agreement including to:

(i)	allot the Subscription Shares in each Project Company to the Investor;

(ii)	change in bank account signatories; and

(iii)	accept the resignation of any existing directors, alternate directors,

(c)	instruct the Company Secretary or any other duly authorised person to make all necessary and appropriate entries in the books and registers of each Project Company and file all appropriate resolutions, forms and required information with the Registrar of Companies within the time limits prescribed for filing each of them.

(d)	(other acts) do all other acts and execute all other documents that this Agreement requires Ryzon and the Project Companies to do or execute at Completion.

6.3	Investor’s Obligations at Completion

On or before the Completion Date, the Investor shall:

(a)	(Subscription Price) pay to each Project Company the Subscription Price.

(b)	(Nominate Directors) confirm in writing to each Project Company the directors the Investor wishes to appoint;

(c)	(other acts) do all other acts and execute all other documents that this agreement requires the Investor and the Investor Parent to do or execute at Completion; and

(d)	(Related Agreements): procure that the Investor Parent performs, simultaneously with Completion, those of its obligations under the Related Agreements which are required to be performed at Completion.

6.4	If a Project Company does not comply with its obligations under clause 6.2 in any material respect, the Investor may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this agreement):

(a)	proceed to Completion;

(b)	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or

(c)	terminate this agreement by notice in writing to the other parties (in which case clause 6.6 will apply).

6.5	The Investor may defer Completion under clause 6.4(b) only once, but otherwise this clause 6 applies to a Completion so deferred as it applies where Completion has not been deferred.

6.6	If this agreement is terminated pursuant to clause 6.4(c), it will immediately cease to have any further force and effect except for:

(a)	any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination (including clause 1 (Interpretation), clause 6.4(c) and this clause 6.6 (Completion), clause 10 (Confidentiality and announcements) to clause 24 (Governing law and jurisdiction) (inclusive)), each of which shall remain in full force and effect; and

(b)	any rights, remedies, obligations or liabilities of the parties that have accrued before termination.

7.	Warranties and Indemnities

7.1	The Warrantors acknowledge that the Investor has been induced to enter into the agreement and to subscribe for the Subscription Shares on the basis of and in reliance upon the Warranties.

7.2	The Warrantors jointly and severally warrant and represent to the Investor that each and every warranty set out in Schedule 3 is, at the date of this agreement and as at the Completion Date true, accurate and not misleading in any material respect subject only to the matters Disclosed.

7.3	Each Warranty is a separate and independent warranty and representation, and, save as otherwise expressly provided, no Warranty shall be limited by reference to any other Warranty or by the other terms of this agreement.

7.4	The Investor’s rights and remedies in respect of any Claim shall not be affected by:

(a)	Completion;

(b)	any investigation made by or on behalf of the Investor into the affairs of the relevant Project Company; or

(c)	any other event or matter whatsoever which otherwise might have affected such rights and remedies except a specific and duly authorised written waiver or release.

7.5	Except for the matters Disclosed, no information of which the Investor (or any of its agents or advisers) has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Investor or on its behalf), shall prejudice or prevent any Claim, or reduce the amount recoverable under any Claim.

7.6	The Warranties shall be deemed to be repeated at Completion. The Warrantors severally undertake to use reasonable commercial endeavours to procure that they shall not do or procure any act or omission to act before the Completion Date which would or might result in a breach of any of the Warranties.

8.	Indemnity

8.1	General Indemnity

The Warrantors must indemnify the Investor and each Project Company from and against any Loss that any of the Investor or the Project Companies pays, suffers, incurs or is liable for as a result of any breach of a Warranty.

8.2	Specific Indemnities

Ryzon must indemnify the Investor and the Project Companies against any liabilities arising from or in connection with:

(a)	any Claims based on an event prior to Completion by any creditors of the Project Companies or the Warrantors against the Investor;

(b)	any Claims based on an event prior to Completion by any party against the Investor claiming an interest in the assets of the Project Companies;

(c)	any Claims based on an event prior to Completion by any shareholder, officer or director of the Project Companies or the Warrantors against the Investor (or the Investor Parent including (without limitation) relating to any public statement made by the Warrantors regarding the Investor following Completion;

(d)	any Claim that a contractor or former contractor engaged by a Ryzon or the Project Companies prior to Completion is an employee at common law or a deemed employee under any Law.

8.3	Tax Indemnity

The Warrantors must indemnify the Investor and the Project Companies for

(a)	the Tax Demand Amount in respect of any Tax Demand, to the extent that it relates to any period or part period up to Completion;

(b)	any Tax liability of a Project Company to the extent the Tax liability relates to any matter, act, transaction, omission or event which occurred or is taken to have occurred on or before Completion, including any Tax arising by reason of or in connection with the Transaction, whether such Tax is assessed before, at or after Completion;

(c)	any Liability that the Investor or the Project Companies may suffer or incur as a result of the Investor and the Project Companies complying with clause 8.5;

except to the extent:

(d)	the Tax Demand or Liability for Tax arises as a result of legislation or regulations not in force as at the Completion Date or as a result of any change of any Law after Completion (including where such changes have retrospective effect) unless the details of such legislation, enactment or change were announced to the public before the Execution Date;

(e)	the Tax Demand or Liability for Tax arises from or is increased by the failure by a Project Company after Completion to:

(i)	lodge any return, notice, objection or other document in relation to the subject matter of the Tax Demand;

(ii)	claim all or any portion of any relief, allowance, deduction, credit, rebate or right to repayment arising in respect of the period prior to Completion which would otherwise be available to reduce or eliminate the Tax Demand Amount or Liability for Tax;

(iii)	take any other action which a Project Company is required to take under any Laws relating to Tax;

(f)	the Tax Demand or Liability for Tax arises out of the application by the Investor or (after Completion) a Project Company for:

(i)	an amended Tax assessment; or

(ii)	adjustment to a Tax Return or Tax assessment,

(g)	in relation to a period ending on or before Completion which may result in a Tax Claim, except with the prior written consent of the Warrantors or unless such amendment or adjustment is required by Tax Law.

8.4	Ryzon must make any payment due under this clause 8 no later than 10 Business Days after a demand made by the Investor.

8.5	The Investor may not recover from the Warrantors under the Warranties more than once in respect of the same damages suffered. For this purpose, the Investor and the Investor Parent are treated as a single person, and the Investor may not recover under this agreement in respect of any Loss to the extent that it or the Investor Parent has recovered in respect of the same Loss under any Related Agreement. Any claim under this agreement in respect of the same or substantially the same subject matter as a claim available under a Related Agreement is subject to the limitations, exclusions, thresholds, caps and time limits set out in that Related Agreement.

9.	Ryzon and Uranex ESIP Voting Rights

9.1	Ryzon and Uranex ESIP each undertakes to the Investor to exercise all voting rights and powers of control available to it as a shareholder in relation to each Project Company only as directed by the Investor.

9.2	Ryzon and Uranex ESIP each acknowledges that the Investor will be making the strategic investment into each Project Company and that the Investor will have the overall control over each of the Project Companies.

9.3	On and from Completion each of Ryzon and Uranex ESIP holds the Retained Shares registered in its name as bare nominee and trustee for the Investor absolutely, has no legal, beneficial or economic interest in them, and must: (a) account to the Investor for all dividends, distributions, returns of capital and other benefits received in respect of them; (b) not sell, transfer, encumber, declare any further trust over or otherwise deal with them; and (c) transfer them as and to whom the Investor directs. Any share or other security issued in respect of the Retained Shares after Completion is held on the same terms. This clause does not limit the Nominee Deeds.

9.4	Neither Project Company may issue any Securities, alter its share capital or register any transfer of shares without the prior written consent of the Investor.

10.	Confidentiality and announcements

10.1	Each party undertakes that it shall at all times during this agreement and for a period of two years after termination of this agreement:

(a)	keep confidential the terms of this agreement and all confidential information (including Intellectual Property), know-how or trade secrets in its knowledge or possession concerning the Business, affairs, customers, clients or suppliers of the Project Companies and any confidential information relating to the Investor or the Project Companies;

(b)	not disclose any of the information referred to in clause 10.1(a) (whether in whole or in part) to any third party, except as expressly permitted by clause 10.2; and

(c)	not make any use of any of the information referred to in clause 10.1(a), other than to the extent necessary for the purpose of exercising or performing their rights and obligations under this agreement.

10.2	Each party may disclose the information referred to in clause 10.1(a):

(a)	to its employees, officers, representatives, contractors, subcontractors or advisers who need to know such information for the purposes of exercising the party’s rights or carrying out its obligations under or in connection with this agreement. Each party shall ensure that any person to whom it discloses the confidential information complies with this clause 10;

(b)	in the case of the Investor, to its officers, any observer appointed by the Investor, its partners, trustees, shareholders, unitholders and other participants or potential participants provided that the Investor shall procure that any such party to whom it discloses the confidential information shall comply with this clause 10;

(c)	to any tax authority to the extent reasonably required for the purposes of the tax affairs of the party concerned;

(d)	as may be required by any law or regulation, or to any securities exchange on which any party’s securities are listed or traded or to a court of competent jurisdiction or to any governmental or regulatory authority;

(e)	with the prior written consent of the Board.

10.3	No party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement except with the prior written consent of the Investor.

11.	Assignment and other dealings

11.1	Subject to clause 11.2, no party shall assign, transfer, mortgage, charge, subcontract declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement without the prior written consent of the Investor and such consent not to be unreasonably withheld or delayed.

11.2	The Investor may assign or transfer any or all of its rights (but not its obligations) under this agreement to an Affiliate of the Investor or any person from which the Investor has borrowed money.

12.	Agreement survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

13.	Status of agreement

13.1	Ryzon and Uranex ESIP shall each, to the extent that it is able to do so, exercise its voting rights and other powers of control lawfully available to it as a shareholder of the Project Companies to procure that the provisions of this agreement are properly and promptly observed and given full force and effect according to the spirit and intention of the agreement.

14.	Severance

14.1	If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

14.2	If any provision or part-provision of this agreement is deemed deleted under clause 14.1, the parties shall negotiate in good faith to agree a replacement provision that, to the greatest extent possible, achieves the intended commercial result of the original provision.

15.	Variation and waiver

15.1	No variation of this agreement shall be effective unless it is in writing, expressly stating that it is amending this agreement and signed by the parties (or their authorised representatives).

16.	Costs and expenses

16.1	Each party must pay its own costs related to the negotiation, preparation, execution, and performance of this agreement and any other document entered into or signed under this agreement.

16.2	Each party shall pay its own taxes arising from entering into this agreement.

17.	Entire agreement

17.1	Each party acknowledges that:

(a)	this agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous and contemporaneous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter, other than the Related Agreements and the other Transaction Agreements, each of which remains in full force and effect and is not superseded, replaced, terminated, novated or otherwise affected by this agreement; and

(b)	no representations, warranties, guarantees or other terms or conditions, whether express or implied and whether oral or in writing in relation to the subject matter of this agreement shall be of any force or effect unless contained in this agreement (or another Transaction Agreement).

17.2	To the extent there is any inconsistency between this agreement and any other Transaction Agreement, the inconsistency is to be resolved in accordance with the terms of the Related Agreements. Nothing in this agreement reduces, replaces, satisfies or otherwise affects any right or obligation of any Party under any Related Agreement, and no Party may rely on this agreement to vary, discharge or defeat any such right or obligation.

17.3	Each Party may make any disclosure, statement, filing or submission required by applicable Law, by the rules of any securities exchange on which its securities or those of its Affiliates are listed, or by any Government Agency, and no such disclosure constitutes a breach of this agreement.

18.	Notices

18.1	Any notice given to a party under or in connection with this agreement:

(a)	must be in writing and signed by a person authorised by the sender;

(b)	must be marked for attention of the person identified in the Details or, if the recipient has notified otherwise, then marked for attention in the way last notified; and

(c)	is taken to be given:

(i)	in the case of hand delivery, when delivered at the address set out in the Parties section;

(ii)	in the case of delivery by post, 3 Business Days after the date of posting (if posted to an address in the same country) or 7 Business Days after the date of posting (if posted to an address in another country) to the address set out in the Parties section;

(iii)	if sent by email to the address set out in the Parties section on the earlier of:

1.	the sender receiving a delivery confirmation message from the addressee’s information system; and

2.	4 hours after the time the email is sent to the relevant email address unless the sender receives an automatic notification (other than an out of office greeting) that the email has not been delivered; or

(iv)	in any other way permitted by Law,

18.2	Despite clause 18.1(a), if Notice is received or taken to be received under 18.1(a), after 5.00pm in the place of receipt or on a day that is not a Business Day, the Notice is taken to be received at 9.00am on the next Business Day and take effect from that time unless a later time is specified.

19.	Further assurance

19.1	Except as provided for in clause 6, each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute and deliver such documents and perform such acts as may reasonably be required for the purpose of giving full effect to this agreement.

20.	Counterparts

20.1	This agreement may be signed in any number of counterparts and each of those counterparts taken together constitute one and the same document. A party may rely on an electronically produced copy of this agreement or a counterpart, and the signatures and other marks in it, as though it is an original. This agreement is binding on each signatory despite any other signatory not having signed it.

21.	No partnership or agency

21.1	Nothing in this agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party.

21.2	Each party confirms it is acting on its own behalf and not for the benefit of any other person.

22.	Language

22.1	This agreement is drafted in the English language.

22.2	Any notice given under or in connection with this agreement shall be in English. All other documents provided under or in connection with this agreement shall be in English, or, where not in English, such documents shall be accompanied by a certified English translation.

22.3	The English language version of this agreement and any notice or other document relating to this agreement shall prevail if there is a conflict.

23.	Inadequacy of damages

23.1	Without prejudice to any other rights or remedies that a party may have, each party acknowledges and agrees that, other than in respect of a Claim, damages alone would be an inadequate remedy for any breach of the terms of this agreement. Accordingly, the other party not in breach may be entitled to seek the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this agreement.

24.	Governing law and jurisdiction

24.1	This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with its subject matter or formation shall be governed by and construed in accordance with the law of Mainland, Tanzania.

24.2	Each party irrevocably agrees that the High Court, Commercial Division of Mainland, Tanzania shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) that arises out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Schedule 1 The Existing Shareholders

Uranex Tanzania Limited

Pre-Closing

Name of Shareholder	Number of Ordinary Shares	In Percentage (%)
Ryzon Materials Ltd	2	66%
Uranex ESIP (PTY) Ltd	1	33%

Post-Closing

Name of Shareholder	Number of Ordinary Shares	In Percentage (%)
Ryzon Materials Ltd	2	0.02%
Uranex ESIP (PTY) Ltd	1	0.01%
SOWG Tanzania Inc.	9,997	99.97%

Part 1 Magnis Technologies (Tanzania) Limited

Pre-Closing

Name of Shareholder	Number of Ordinary Shares	In Percentage (%)
Ryzon Materials Ltd	99	99%
Uranex ESIP (PTY) Ltd	1	1%

Post-Closing

Name of Shareholder	Number of Ordinary Shares	In Percentage (%)
Ryzon Materials Ltd	99	0.029%
Uranex ESIP (PTY) Ltd	1	0.001%
SOWG Tanzania Inc.	333,334	99.97%

Schedule 2 The Project Companies

Part 2 Particulars of UTL

Name:	URANEX TANZANIA LIMITED

Registered number:	53636

Registered office:	Plot No 890, House No. 19, Yatch Club Street, Yatch Club Road, Msasani, Kinondoni, Dar Es Salaam

Issued share capital	TZS 3,000 divided into 3 ordinary shares of TZS 1,000 each

Shareholder(s)	Ryzon Materials Ltd - 2
Uranex ESIP Pty Limited - 1

Directors and shadow directors:	Frank Poullas - Australian
Gideon John Nasari - Tanzanian
Tumwesige Evans Lushakuzi - Tanzanian

Secretary:	Mlingi Elisha Mkucha

Registered charges:	Debenture Deed 31st December 2024 in favour of McEvoy Street (Alexandria) PTY Limited to secure the sum of AUD 5,500,000/=

Part 3 Particulars of MTT

Name:	MAGNIS TECHNOLOGIES (TANZANIA) LIMITED

Registered number:	133941

Registered office:	Plot no 890, block no Masaki, house no 19, Yatch Club street, Yatch Club Road, Msasani, Kinondoni, Dar Es Salaam

Issued share capital	TZS 100,000 divided into 100 ordinary shares of TZS 1,000 each

Shareholder(s)	Ryzon Materials Ltd - 99
Uranex ESIP Pty Limited - 1

Directors and shadow directors:	Peter Tsegas - Australian
Frank Poullas - Australian
Ally Cornel Mwakibolwa - Tanzanian

Secretary:	Mlingi Elisha Mkucha

Registered charges:	Debenture Deed 31st December 2024 in favour of McEvoy Street (Alexandria) PTY Limited to secure the sum of AUD 5,500,000/=.

Schedule 3 Warranties

1.	Share Capital and authority

1.1

Ryzon and Uranex ESIP are the legal and/or beneficial owners of the number of Ordinary Shares set opposite their respective names in Schedule 1, all of which are fully paid and comprise the entire issued share capital of the Project Companies immediately prior to Completion, free and clear of all Encumbrances other than any Encumbrance in favour of a Lender which is to be released at or prior to Completion, and no person other than Ryzon and Uranex ESIP holds any legal or beneficial interest in any such share.

1.2

None of the share capital of the Project Companies (whether issued or unissued) is under option or subject to any Encumbrance except as disclosed in the Due Diligence Report. No dividends have been declared, made or paid or agreed to be declared, made or paid thereon.

1.3	Each Project Company is entitled to allot and issue the Subscription Shares to the Investor on the terms of this agreement, without the consent of any other person.

1.4	Each of the Warrantors has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement in accordance with its terms.

1.5	This agreement constitutes (or shall constitute when executed) valid, legal and binding obligations on each of the Warrantors in accordance with its terms.

1.6	The execution and delivery by each of the Warrantors of this agreement and compliance with its terms shall not breach or constitute a default:

(a)	under that Warrantor’s articles of association or analogous constitutional documents (to the extent that such Warrantor is a company), or any other agreement or instrument to which that Warrantor is a party or by which that Warrantor is bound; or

(b)	of any order, judgment, decree or other restriction applicable to that Warrantor.

2.	Project Companies

2.1	Each Project Company is validly incorporated, organised and subsisting and duly registered under the laws of the jurisdiction in which it was registered.

2.2	Each Project Company has full corporate power to own its properties, assets and business and to carry on its business as now conducted.

2.3	Each Project Company is duly registered and authorised to do business in those jurisdictions which, by nature of its business and assets, makes such registration or authorisation necessary.

2.4	Each Project Company has conducted its business in compliance in all material respects with the constitution or other constituent documents of such Project Company.

2.5	Each Project Company’s shares are free and clear of any encumbrances and its shares are fully paid and no money is owed in respect of them.

2.6	No Project Company is a trustee of any trust.

2.7	No Project Company owns, has bought or agreed to buy any shares or other capital or ownership interests in another corporation.

2.8	No Project Company is, or has agreed to become, a member of any partnership, unincorporated association, joint venture or consortium.

3.	Information supplied

3.1	The Ryzon DD Folder and all other information provided by or on behalf of Ryzon in connection with this document (collectively, Disclosure Materials):

(a)	were prepared in good faith and with reasonable care;

(b)	are true, complete and accurate; and

(c)	are not misleading or deceptive in any material respect.

3.2	The Warrantors have not intentionally withheld or omitted from the Disclosure Materials any information which makes any part of the Disclosure Materials false or misleading in any material respect.

3.3	All forecasts, budgets, projections or similar forward-looking materials contained in the Disclosure Materials have not been created specifically for the transactions contemplated by this agreement, but are genuine operational documents of the Project Company.

3.4	All material information relating to the Business and the Subscription Shares has been disclosed to the Investor in the Disclosure Materials.

3.5	Ryzon has not knowingly withheld from the Disclosure Materials any information which Ryzon is aware might reasonably affect the willingness of the Investor to buy the Subscription Shares on the terms and conditions of this agreement.

3.6	All information and documentation that has been disclosed by Ryzon to the Investor about the Project Companies, the Subscription Shares and the Business set out in this agreement and the Disclosure Materials is accurate in all material respects, current(unless fairly disclosed by a subsequent disclosure in the Disclosure Materials) and not misleading or deceptive or likely to mislead or deceive, and there are no omissions that would cause any of the information or documentation to be misleading or deceptive or likely to mislead or deceive.

4.	Accounts

4.1	The Accounts give a true and fair view of the affairs, financial position and assets and liabilities of the Project Companies as at the Accounts Date and of the income, expenses, results of operations and cash flow of each Project Company for the Financial Year ended on the Accounts Date.

4.2	The Accounts were prepared:

(a)	in accordance with the requirements of any applicable Law in the jurisdiction of incorporation of the relevant Project Companies and the accounting standards;

(b)	were prepared on a basis consistent with that adopted in preparing the accounts of the relevant Project Companies for previous financial years; and

(c)	in a manner described in the notes to them.

4.3	The Accounts:

(a)	include and make full provision for all Liabilities of the Project Companies at the Accounts Date (including contingent liabilities);

(b)	are true and accurate and not misleading and do not contain any material errors or material omissions;

(c)	make provision reasonably regarded as adequate for bad and doubtful debts; and

(d)	are not affected by any unusual or non-recurring item.

4.4	No changes since the Accounts Date

Since the Accounts Date:

(a)	each Project Company has carried on the Business in the ordinary and usual course in a proper and efficient manner, without any interruption or alteration in its nature, scope or manner, no business decisions have been made that would not have been made if the Project Companies had not intended to issue the Subscription Shares, and neither Ryzon nor a Project Company has made or agreed to make any payment other than routine payments in the ordinary and usual course of trading;

(b)	the Project Companies have not implemented any new accounting or valuation method for the Business, assets, property or rights;

(c)	the Project Companies have not incurred or undertaken any material Liabilities or obligations (actual or contingent), including Tax, except in the ordinary course of the Business;

(d)	the Project Companies have not entered into nor agreed to enter into any capital expenditure commitments that have not been disclosed in the Ryzon DD Folder;

(e)	there has not been a material change in the operation of the Business other than in the manner consistent with the ordinary course of business prior to the preparation of the Accounts; and

(f)	there has not been any change in the salary, wages or other remuneration of any employee or contractor of a Project Company, except in compliance with previously established practice and in the usual course of the business.

4.5	No deficiency in accounting controls

There has never been any identified significant deficiency or material weakness in any internal accounting control system used by a Project Company.

4.6	No fraud

As far as the Warrantors are aware, there has never been any actual or alleged fraud or other wrongdoing involving any management or other employees of a Project Company who have a role in preparing the Project Companies’ accounts.

5.	Conduct of the Business

5.1	There are no actual or contingent liabilities of the Project Companies, or unascertained Claims against any Project Company (including contractual commitments) which could materially and adversely affect the value of the Business.

5.2	There is no outstanding notice or order prohibiting or restricting the conduct of the Business in any way. There is no proposal to issue such a notice.

5.3	No Project Company needs the consent of a third party to carry on its Business or any part of it, other than laws and regulations pursuant to the nature of its Business.

5.4	Since the date 12 months before the Execution Date, the Business has been conducted in all material respects in the ordinary and usual course of business other than for the transactions contemplated by this agreement and:

(a)	no Project Company has acquired any assets, or sold, disposed of or created an encumbrance over any of its assets, worth more than A$50,000, except in the ordinary course of business;

(b)	except in the ordinary course of the Business, no Project Company has engaged any new employee with annual remuneration exceeding A$75,000 or materially changed the terms of employment of any employee;

(c)	no Project Company has entered into any contract or commitment requiring the payment of more than A$150,000 per annum; and

(d)	no supplier or customer of any Project Company has ceased to deal or has reduced its trade with any Project Company by an amount which if extrapolated for a full year would exceed A$100,000 or more.

6.	Liabilities and commitments

To the best of Ryzon’s knowledge and belief:

6.1	No Project Company has granted or created any Encumbrance over its shares or any of its assets, other than any Encumbrance in favour of the Lenders which is to be released prior to or in connection with the Completion, full particulars of which (including the Debenture Deed dated 31 December 2024 in favour of McEvoy Street Alexandria Pty Limited) are set out in Schedule 2.

6.2	Other than rectification work to the settlement village the subject of an insurance claim, the Project Companies have no material financial commitments or unusual liabilities.

6.3	Every contract, instrument or other commitment to which a Project Company is a party is valid and binding according to its terms and no party to the contract, instrument or commitment is in material default under its terms.

6.4	No Project Company is party to any contract or commitment entered into that:

(a)	is outside the ordinary course of the Business;

(b)	is not at arm’s length or not on normal commercial terms; or

(c)	is long term, substantial or onerous.

6.5	No Project Company is directly or indirectly obliged in any way to guarantee, assume or provide funds to satisfy any obligation of any person, and has not given a letter of comfort to any person, other than any Encumbrance in favour of the Lenders which is to be released prior to or in connection with the Completion.

6.6	No Project Company is party to any Agreement in terms of which it is, or will be, bound to share its profits or pay any royalties, other than the rights of the Tanzanian government to a free carried interest.

7.	Assets

7.1	Each Project Company has good and valid title to all assets used or held for use in its business or that are otherwise included in the financial records of the relevant Project Company as assets of the Project Company.

7.2	The assets used by each Project Company are sufficient to operate the Business.

7.3	The assets used by the Project Companies from time to time, other than assets that are subject to a lease or hire arrangement, are all:

(a)	fully paid for;

(b)	either the absolute property of a Project Company free and clear of all Encumbrances, other than any Encumbrance in favour of the Lenders which is to be removed prior to or in connection with the Completion or used by a Project Company under a contract under which it is entitled to use the assets on the terms and conditions of such contract;

(c)	not the subject of any lease (other than right of use assets) or hire purchase agreement or agreement for purchase on deferred terms, other than in the ordinary course of business;

(d)	materially conforming and in compliance with any applicable description, specification or standard specified in this agreement or any relevant purchase or title retention agreement;

(e)	to the extent owned by the Project Companies, have been serviced in accordance with applicable service agreements; and

(f)	to the extent owned by the Project Companies and currently used by the Business, comply with all applicable statutes and regulations, including in respect of safety, in their assembly, fitting, maintenance and operation.

8.	Special Mining Licence

8.1	UTL is the legal and beneficial owner of 100% of the SML.

8.2	No other person holds any rights to undertake any activities on the SML or to access the SML.

8.3	The SML is in full force and effect and in good standing in accordance with all Laws and, until Completion, all terms and conditions that apply to the SML have been complied with, there are no unsatisfied writs of execution or liens relating to the SML and the Project Companies have not received written notice from any Government Agency advising that any Project Company has not complied with any requirements necessary for the good standing of the SML.

8.4	There are no agreements or dealings in respect of the SML that have either been lodged at the Mining Commission but remain unregistered in respect of the SML or have not been lodged at the Mining Commission.

8.5	All reporting obligations relating to the SML have been complied with.

8.6	The Warrantors and Project Companies have not received any notice from a Government Agency indicating that any of the work programs in respect of the SML have not been complied with, which have not subsequently been withdrawn or lifted, pursuant to all relevant laws or other authority.

8.7	All rents, taxes, rates, charges, royalties and other assessments charged or chargeable against the SML have been paid by UTL pursuant to all relevant laws or other authority, except as disclosed in the Due Diligence Report.

8.8	No circumstances exist which are likely to give rise to a forced assignment, surrender or transfer of all or part of any SML, other than the Tanzanian governments right to a free carried interest.

8.9	There is not in existence any current compensation agreement with the owner or occupier of any land which is subject to the SML nor any royalty arrangement of whatever nature in respect of the SML.

8.10	The Project Companies are in compliance with all Environmental Laws binding on them in connection with the SML, and the Warrantors and the Project Companies have not received any notification under any Environmental Law requiring the Project Companies to take or omit to take any action in respect of the SML.

8.11	There are no environmental liabilities or obligations which have arisen or might arise against the Project Companies, the Warrantors or entities contracting to them in respect of the SML which require or might require any action by the Investor or payment of any amount by the Investor to any third party, nor have there been any environmental liabilities or obligations which have arisen against the Project Companies, the Warrantors or entities contracting to them in the past in respect of the SML.

8.12	The SML will not be invalidated or adversely affected in any way by the entry into this agreement and the performance of the Parties’ obligations hereunder.

8.13	As at the Execution Date, the Warrantors are the sole legal and beneficial owner of all intellectual property rights subsisting in the Mining Information, the Investor and the Project Company’s use of which following Completion will not:

(a)	require that the Investor or the Project Companies to pay any royalties, licence fees or other similar fees to any person or entity in connection with its use; and

(b)	infringe any other person or entities’ intellectual property rights or moral rights or similar personal rights.

8.14	The Project Companies have all permits, licenses, authorities, registrations and approvals necessary for the operation of the SML and there are no facts, matters or circumstances which may result in the revocation, variation or non-renewal in any material respect of any such permits, licenses, authorities, registrations and approvals.

9.	Records

9.1	The copies of the constitution of each Project Company which have been supplied to the Investor are true, complete and up to date copies.

9.2	The register of members of each Project Company contains a true and accurate record of its members from time to time.

9.3	All statutory books and records of each Project Company (such as board minutes, minutes of general meetings, and registers) have been properly kept and are up to date, true, complete and accurate.

9.4	All Records of the Project Companies:

(a)	are in the possession or under the control of the respective Project Company:

(b)	have been fully and properly maintained;

(c)	properly record everything required by any applicable material Law or by prudent business practice;

(d)	do not contain any material inaccuracies or discrepancies; and

(e)	include all information required or under, or to comply in all material respects with, or to support any filing made or required to be made under any applicable Law.

9.5	No Project Company has received notice of any application or intended application for the rectification of its register of members or any other register that it is required by Law to maintain.

9.6	All material documents, filings, publications and registrations required by applicable Law to be delivered or made by a Project Company to a Government Agency have been duly delivered or made on a timely basis.

10.	Tax

10.1	General

(a)	All Tax Returns lodged by the Project Companies:

(i)	have been lodged by the due date for filing those Returns; and

(ii)	have been made in accordance with the relevant Tax Law.

(b)	All assessments, whether original or amended, made by a Government Agency in respect of each Project Company and all Tax Returns of each Project Company accurately reflect any Liability for Tax of the Project Company for the period to which the assessment or Return relates.

(c)	No Tax Return, election or notice lodged or filed by a Project Company contains either of the following:

(i)	a false or misleading statement or omits to refer to a matter which is required to be included and without which the statement is false or misleading; or

(ii)	a material error or a material omission relating to the assessment of a Tax Liability of that Project Company.

(d)	Each Project Company has maintained proper and adequate records to enable it to comply in all material respects with its obligations under any Tax Law and all such records are held by the Project Company at Completion.

(e)	Each Project Company has paid all Taxes which the Project Company is liable to pay prior to Completion and the Project Companies have not waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)	The only liabilities for Tax of a Project Company arising in the period after the Accounts Date and ending on the Completion Date are or will be liabilities arising in the ordinary course of business.

(g)	The office of public officer as required under any Tax Law has always been occupied for each Project Company.

10.2	Audits

Each Project Company has not been notified that it is the subject of any audit or review by a Government Agency of any of its Tax Returns and there are no outstanding disputes, questions or demands as between a Project Company and any Government Agency relating to a Tax matter.

10.3	Withholding taxes

Any withholding tax that is required to be withheld by a Project Company has been duly withheld and remitted to the relevant Government Agency.

10.4	Income taxes

(a)	Each Project Company is resident for tax purposes in its jurisdiction of incorporation.

(b)	No Project Company has ever been a member of a tax consolidated group for income tax purposes.

(c)	Each Project Company has at all times up to and including Completion been a resident for tax purposes only in its place of incorporation and has never had a taxable presence, or any permanent establishment, in a jurisdiction outside of its place of incorporation.

(d)	The share capital account of each Project contains only amounts that represent genuine contributions of share capital.

(e)	For each duly declared dividend paid by a Project Company, the Project Company has issued a valid distribution statement within the time allowed by the Tax Law.

(f)	Each dividend paid by a Project Company prior to Completion complies with the Tax Law.

(g)	No Project Company has paid or credited an amount, transferred any property, made any distribution or loan or forgiven any debt which may be deemed to give rise to a dividend under the Tax Law; or

(h)	No Project Company has entered into or been a party to any transaction which contravenes the anti-avoidance provisions of any Tax Law.

(i)	No Project Company has ever been a member of a tax consolidated group.

(j)	All transactions and arrangements between any Project Company and any related party have been conducted on arm’s length terms and in accordance with applicable transfer pricing legislation in all relevant jurisdictions.

10.5	Stamp duty

(a)	All documents and transactions entered into by each Project Company that are required to be duty endorsed have been duly endorsed under the applicable laws relating to stamp Duty and all Duty which is required to be paid in respect of a document or transaction entered into by each Project Company has been paid.

(b)	No event has occurred which results in any Duty from which any Project Company obtained relief (such as the connected entity or corporate reconstruction exemption) becoming payable.

10.6	Employment taxes

(a)	All amounts that are required to be withheld by a Project Company from payments made to employees, contractors or any other person under any applicable Tax Law have been duly withheld and remitted to the relevant Government Agency.

(b)	All amounts required to be contributed or paid by any Project Company in respect of any employee retirement, pension, superannuation or other mandatory employee benefit scheme or fund under any applicable Law have been paid in full and on time to the relevant fund, scheme or Government Agency.

(c)	No Project Company is required to prepare, lodge or file any statement, return or notice with any Tax Authority in connection with any failure to make contributions or payments referred to in paragraph (b) above, and no penalty, charge or surcharge has been imposed or is pending in connection with any such failure.

11.	VAT

11.1	In respect of VAT, each Project Company:

(a)	has complied with the Tax Law in all material respects as they relate to VAT;

(b)	has adequate systems established for it to ensure it complies with the Tax Law relating to VAT; and

(c)	has complied in all material respects with all laws, contracts, agreements or arrangements binding on it relating to VAT;

11.2	Any VAT required to be paid by a Project Company to a Tax Authority has been imposed, obtained and remitted to a Tax Authority in accordance with its commitments under the Tax Law. Each Project Company has complied with all of its obligations under the Tax Law as pertains to VAT.

12.	Plant and Equipment

12.1	The Project Companies legally and beneficially own or have a valid leasehold interest in or licence to use, all the Plant and Equipment free from any Encumbrance.

12.2	Each item of Plant and Equipment:

(a)	has been fully paid for (other than Plant and Equipment which is under a financing or hire purchase arrangement) and is in a Project Company’s exclusive possession or control;

(b)	is in good repair and working condition and is fit for its present use consistent with its age (subject to fair wear and tear);

(c)	is fully operational and fit for the purpose for which it is used in the Business;

(d)	has been properly maintained;

(e)	is safe and not a risk to health;

(f)	fully conforms and complies with any applicable description, specification or standard specified in this agreement or any relevant purchase or title retention agreement; and

(g)	complies with all applicable Laws.

12.3	Each item of Plant and Equipment which requires a licence or approval is duly licensed or approved (as the case may be).

12.4	All motor vehicles used in the conduct of Business are currently and properly registered in accordance with applicable laws, regulations, and the requirements of any Government Agency.

12.5	Each Project Company has policies in place to ensure the safe operation of the Plant and Equipment and such policies comply with any applicable occupational health and safety legislation and good industry practice.

13.	Properties

13.1	The Leased Premises as set out in Schedule 4 Part 4, together with one property owned by the Alihussein M. Janmohamed as set out in Schedule 4 Part 5, are the only properties owned, leased, used or occupied by the Project Companies.

13.2	No Project Company has entered into any agreement, option or right of pre-emption to acquire any land.

13.3	In respect of each Leased Premises:

(a)	the Property Lease is a legal, valid and binding obligation of the parties thereto and is enforceable in accordance with its terms against the counterparties thereto;

(b)	the applicable Project Company has fully complied with all material obligations under the Property Lease (including all obligations to pay rent, rates and other amounts) and all other covenants affecting the property the subject of the Leased Premises;

(c)	if required by Law to be registered, the Property Lease has been registered;

(d)	the applicable Project Company is in exclusive occupation and quiet enjoyment of the Leased Premises;

(e)	the applicable Project Company has not granted any sub lease, licence or exclusive possession or shared right of occupancy or use of any part of the Leased Premises;

(f)	the Warrantors are not aware of any material breach or material default under any material term of the Property Lease;

(g)	the applicable Project Company has not received any notice of termination, rescission, avoidance or repudiation of the Property Lease and no event has occurred which may be grounds for termination, rescission, avoidance or repudiation of the Property Lease; and

(h)	there are no current disputes in connection with or arising out of the Property Lease and no such disputes are pending or threatened.

13.4	All buildings, fixtures or other improvements and services on the Leased Premises are:

(a)	are in good report and working condition, consistent with their age;

(b)	are fully operational and fit for the purpose for which they are used in the Business;

(c)	have been properly maintained; and

(d)	are safe and not a risk to health.

13.5	No dangerous goods or other hazardous materials are used in the Business or stored at any of the Leased Premises.

13.6	No Leased Premise is contaminated by any substance or affected or degraded by the presence of any substance (including any dangerous goods, hazardous materials, asbestos or any waste).

13.7	The Project Companies have fully complied with every obligation under any applicable Law and Permit, including any Law or Authorisation concerning the environment.

14.	Insurance

14.1	The Ryzon DD Folder contains complete and accurate particulars of all current insurance policies taken out by or in respect of the Project Companies (Insurance Contract), which states the insurer, the policy number, the date until which the policy is current, the type of policy, and brief details of any unpaid claim, of every extant claim and of every notified circumstance.

14.2	Each insurance policy taken out by or in respect of the Project Companies:

(a)	is current;

(b)	is a legal, valid and binding obligation enforceable in accordance with its terms;

(c)	is on terms in all material respects in accordance with the customary insurance requirements for the industry in which the Business is conducted; and

(d)	is with an insurance company with a financial rating from Standard & Poors or Moody’s of AA or better.

14.3	Each contract under which a Project Company is an insured party is in force and there is no fact or circumstance that would lead to any Insurance Contract being terminated, voided, voidable or ceasing to have effect as a consequence of the allotment of the Subscription of Shares or otherwise.

14.4	There are no outstanding claims or insurance premiums payable under the Insurance Contracts and Ryzon are not aware of any circumstances that could reasonably give rise to any such claims.

14.5	Having regard to the best practice in the industry in which its Business is operated:

(a)	all of the property and assets of the applicable Project Company of an insurable nature are insured in amounts representing their full replacement or reinstatement value against fire and other risks normally insured against for similar businesses in similar industries; and

(b)	the Project Companies are adequately insured for each risk relating to the Business normally insured against (including worker’s compensation, employer’s liability, product liability, professional indemnity, property and business interruption and public risk insurance) and in such amounts as would be maintained in accordance with Law and prudent business practice.

14.6	No Project Company has been notified by any insurer that it must (or should) carry out any maintenance, repair or work on any of its assets.

15.	Intellectual Property

15.1	A Project Company is the sole legal and beneficial owner of the Owned Intellectual Property free from Encumbrances.

15.2	No Owned Intellectual Property is subject to any licence or assignment or authority in favour of a third party, other than as required for a customisation of software pursuant to a material contract in the ordinary course of business.

15.3	The conduct of the Business by the Project Companies does not breach or infringe any Intellectual Property of any person. The Project Companies have not received any written claim, proceeding, opposition, cancellation action or complaint alleging infringement or misappropriation by it of the Intellectual Property of any person.

15.4	No person has infringed or is infringing any of the Owned Intellectual Property.

15.5	No person has any right to or in any of the Owned Intellectual Property, or any right which would otherwise restrict the disclosure or use by a Project Company of any of the Owned Intellectual Property.

15.6	The Owned Intellectual Property, comprise all of the Intellectual Property Rights used in connection with or necessary for the operation and conduct of the Business, including all trade marks, business names, trade names, domain names, brands, trade secrets, copyright, know how and other confidential information and all information technology.

15.7	Any materials in which a Project Company claims copyright are original works, not copied wholly or substantially from any other works or material and no rights have been granted to any third party by the Project Company in respect of those works.

15.8	The Owned Intellectual Property Rights are valid and subsisting.

15.9	None of the Owned Intellectual Property Rights are liable to cancellation, forfeiture or modification for any reason, such as an act or omission of a Project Company.

15.10	Each director, officer, employee and contractor of a Project Company who, either alone or with others, has created, developed or invented Intellectual Property Rights that the any Project Company uses or might use has entered into a written agreement or document with a Project Company that obliges them to disclose and assign the Intellectual Property Rights to a Project Company.

16.	Information Technology

16.1	The information technology and telecommunications systems, hardware and software owned, licensed or used by the Project Companies in the conduct of the Business as at the Execution Date (Systems) comprise all the information technology and telecommunications systems, hardware and software material to the conduct of the Business as conducted as of the Execution Date.

16.2	All Systems are either owned or validly licensed for use by, and are under the control of, a Project Company.

16.3	The Systems used by the Project Companies:

(a)	perform efficiently in accordance with its specification and do not contain any defect or feature which may adversely affect their performance; and

(b)	are lawfully held and used and do not infringe the Intellectual Property Rights of any person and all copies held have been lawfully made.

16.4	The copyright in the software or source code:

(a)	in respect of software written or commissioned by a Project Company, is owned exclusively by the Project Company and no other person has rights in or rights to use that software or source code or copies of that software or source code;

(b)	in respect of standard packaged software purchased outright, is licensed to the Project Company on an express or implied licence that does not require the Project Company to make any further payments, is not terminable without the consent of the Project Company and does not impose any material restrictions on the use or transfer of the software; and

(c)	in respect of all other software, is licensed to the Project Company on the terms of a valid written licence that requires payment by the Project Company of a fixed annual licence fee at a rate not exceeding the fee paid in the Financial Year ended on the Accounts Date, and (except for reasonable fees for software support) does not require the Project Company to make further or other payment, is not terminable (except for failure to pay the licence fee) without the consent of the Project Company and does not impose any material restrictions on the use or transfer of the software.

16.5	The Warrantors are not aware of any cyber-attacks, cyber-incidents or data breaches which in the last 5 years have compromised the Systems used by the Project Companies in any material way, or resulted in material information held by the Project Companies being accessed or accessible by unauthorised persons.

17.	Data protection and privacy

17.1	Each Project Company has at all times complied with the Data Protection Laws in all respects.

17.2	Each Project Company has:

(a)	undertaken appropriate due diligence on any third parties that it has appointed to process any Personal Data (each a Processor); and

(b)	put an agreement in place with each Processor which complies with all applicable requirements of the Data Protection Laws.

17.3	Neither Project Company nor any of the Processors has in relation to the Business suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data. Each of the Project Companies and the Processors has passed all regulatory audits to which they have been subject.

17.4	The Project Companies have not, in the period of 12 months preceding the date of this agreement, received any:

(a)	notice, request, correspondence or other communication from the PDPC or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of its obligations under the Data Protection Laws; or

(b)	claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws,

17.5	There has not been any disruption to the Business, any loss of data, breach of privacy, or loss of confidential information in the 36 months before Completion because of any information technology failure, performance fault, virus, worm, trojan or other similar harmful software code, or security breach.

18.	Contracts and commercial matters

18.1	The Ryzon DD Folder includes a true and complete copy of all Material Contracts including all amendments and there are no unwritten agreements or arrangements affecting the terms of the Material Contracts.

18.2	In relation to each Material Contract, the Warrantors are not aware:

(a)	of any party to the contract being in default;

(b)	of any grounds for rescission or avoidance or repudiation of that contract; or

(c)	of any of these contracts having expired, either through non-renewal or their coming to a natural end.

18.3	No Material Contract:

(a)	cannot be performed in accordance with its terms and on time, or can so be performed but only with undue or unusual expenditure of time, money or effort;

(b)	is likely to involve performance at a loss;

(c)	provides a consideration for goods or services which does not accurately reflect the value on an arm’s length basis of those goods or services; or

(d)	requires a Project Company to share any profits or to pay any royalty.

18.4	Each Material Contract:

(a)	is a legal, valid and binding agreement of a Project Company and is in full force and effect;

(b)	is enforceable in accordance with its terms by the Project Companies against all other parties to it;

(c)	is on arm’s length terms and has been entered into in good faith and in the usual course of business with a third party; and

(d)	is not of an unusual or abnormal nature and, so far as the Warrantors are aware, does not contain any onerous terms.

18.5	As at the Execution Date, no Project Company has received, or given, any written notice of termination of any agreement to which it is a party that will, or would reasonably be likely to, be material to such Project Company.

18.6	The Project Companies have duly performed and observed all of its material obligations, and, so far as the Warrantors are aware, the other parties have duly performed and observed all of their obligations, under all Material Contracts and the Warrantors are not aware of any current fact, matter or circumstance that would allow the counterparty to any Material Contract to terminate that contract.

18.7	There is no claim pending or threatened in connection with or arising out of the Material Contracts or the conduct of the business by the Warrantors.

18.8	Apart from the Material Contracts, there is no contract, agreement, arrangement or understanding which must be assigned or novated to the Project Companies if they are to be able to carry on the Business, with the same financial result as carried on prior to Completion.

18.9	No Material Contract or its performance contravenes any Law or regulatory requirement.

18.10	No Project Company is, or has been, a party to any written or unwritten agreement or arrangement with a related entity of a Warantor that materially affects the value of the Business.

18.11	No outstanding offer, tender or quotation has been given or made by a Project Company that is capable of giving rise to a contract merely by any unilateral act of a third party other than in the ordinary course of the Business.

18.12	Except for a condition or warranty implied by law or contained in its standard terms of business or otherwise given in the usual course of trading, no Project Company has given a condition or warranty, or made a representation, in respect of goods or services supplied or agreed to be supplied by it, or accepted an obligation that could give rise to a liability after the goods or services have been supplied by it, that will, or would reasonably be likely to give rise to, a material liability for any Project Company.

19.	Regulatory Authorisations

19.1	The Ryzon DD Folder contains complete and accurate particulars of all Authorisations held by the Project Companies.

19.2	The Project Companies hold every Authorisation necessary or desirable for the proper conduct of the Business as it is being carried on as at the Execution Date and has paid all fees due and payable in relation to them.

19.3	All Authorisations have been complied with in all material respects by the relevant Project Company and there are no facts or circumstances known to the Warrantors which might result in the revocation, non-renewal or variation of any Authorisation.

19.4	The Authorisations are the only authorisations required by the Project Companies to conduct its business in the manner it is being conducted as it is being carried on at Completion.

19.5	Every such Authorisation:

(a)	has been fully paid up and is current;

(b)	has been fully complied with;

(c)	is in full force and effect and is not liable to be revoked or not renewed; and

(d)	is not subject to any condition.

20.	Litigation

20.1	To the best of the Warrantors’ knowledge and belief:

(a)	No Project Company is involved in, or threatened with, any Claim which may result in litigation of any kind or a Loss or other liability of the Business or which relate to the SML and there are no facts or circumstances that will or would be reasonably likely to give rise to any such Claim.

(b)	There is no unsatisfied Claim, judgment, order, arbitral award or decision of any court, tribunal or arbitrator, or unsatisfied settlement of proceedings in any court, tribunal or arbitration, against any Project Company.

(c)	No Project Company is the subject of any investigation, inquiry or enforcement proceedings or process by any Government Agency. The Warrantors are not aware of anything which is likely to give rise to any such investigation, inquiry, proceedings or process.

20.2	There is no unsatisfied judgment, order, arbitration award or decision of any court, tribunal or arbitrator against any Project Company nor is any Project Company party to any undertaking or assistance given to any court, arbitrator, tribunal or other Government Agency which is still in force.

20.3	No Project Company has given any undertaking to, and is not bound by any order of, a Government Agency (including a court or tribunal).

21.	Employees and subcontractors

21.1	The Ryzon DD Folder contains:

(a)	a complete list of all employees of the Project Companies as at the Execution Date and an accurate statement as at that date of their:

(i)	period of service with the respective Project Companies (and any predecessor in the Business); and

(ii)	accrued employee entitlements (including leave and benefits); and

(b)	the complete and accurate details of terms of employment of each employee (including all employment arrangements, industrial awards and employment policies).

21.2	The Project Companies have at all times complied with all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements applying to the employment of any of its past or present employees.

21.3	No Project Company is party to any agreement, arrangement or understanding with any trade union, employee association or other similar organisation and no Project Company is a member of any employer federation or association.

21.4	There is no strike, labour dispute or campaign, slowdown or representation, election or contest current, pending or threatened against a Project Company.

21.5	No Claim or dispute has been made, nor have the Project Companies received notice of any potential Claim or dispute, by or on behalf of any past or present employee or group of employees, union, consultant or subcontractor against a Project Company. There are no circumstances which are likely to give rise to a Claim or dispute against a Target Project Company by or on behalf of any past or present employee or group of employees, union, consultant or subcontractor.

21.6	The Project Company has accrued annual leave, long service leave, personal leave, parental leave and other leave entitlements in respect of each Employee in accordance with all applicable Laws.

21.7	Each employee of the Project Companies is employed exclusively in the Business. The employees of the Project Companies are the only persons employed in or needed for the conduct of the Business.

21.8	There is no industrial dispute affecting the employees of the Project Companies and none will arise as a result of the transactions contemplated by this agreement.

21.9	Neither the Warrantors nor the Project Companies have received any written notice of any material breach by it of its legal or contractual obligations concerning the employment of any of the employees or engagement of any consultants or subcontractors.

21.10	Each consultant or subcontractor engaged by the Project Companies in the Business is a genuine contractor, has been validly engaged as a contractor and no grounds exist for such contractors being deemed an employee.

21.11	Except as disclosed in the Ryzon DD Folder and subject to any law in Tanzania relating to, among other things, unlawful termination, adverse action, unfair dismissal, unfair contract agreements or arrangements and the need to give the required period of notice on termination, there is no contract of employment of any employee to which any of the Project Companies is a party which cannot be terminated by three months’ notice or less, or by reasonable notice, and in each case without giving rise to a claim for damages or compensation against any Project Company.

21.12	No Project Company is the subject of any allegation or claim by an employee engaged by a Project Company on a casual basis that they are a permanent employee or are otherwise entitled to any benefits or protections afforded to permanent employees.

21.13	No exceptional bonuses, salary changes or management charges have been paid or declared to any employee, director, contractor or consultant of a Project Company.

22.	Anti-bribery and anti-money laundering

22.1	To the best of the Warrantors’ knowledge and belief:

(a)	No Project Company nor, so far as the Warrantors are aware, any director, officer, agent, employee or other person or entity that provides services for or acts for or on behalf of a Project Company has at any time, either directly or indirectly violated any Anti-Money Laundering Laws applicable to a Project Company.

(b)	Neither the Project Company, nor, so far as the Warrantors are aware, its officers, directors, employees or agents (or any distributors, representatives or other persons acting on the express, implied or apparent authority of the Project Companies) have paid, given or received (or offered to pay, give or receive) any bribe or unlawful payment of money, thing of value, or any inducement, to or from any person or Government Agency in connection with or to further the Business, including in obtaining or retaining any permits, contracts, consents or business advantage.

(c)	Neither the Project Companies, nor (so far as the Warrantor is aware) its officers, directors, employees or agents has ever:

(i)	made any false or fictitious entries in any book or record;

(ii)	paid, given or received (or offered to pay, give or receive) any bribe, kickback, secret commission or unlawful payment of money, thing of value, or any inducement, to or from any person or Government Agency in connection with or to further the Business, including in obtaining or retaining any permits, contracts, consents or business advantage;

(iii)	directly or indirectly paid or offered to pay any government official to influence the official (including by paying or offering to pay someone else while knowing or having reasonable grounds to suspect that some or all of what is paid or offered will be used to influence a government official);

(iv)	directly or indirectly made any contribution for political purposes; or

(v)	made any gift or provided any benefit which is not deductible under the Tax Laws.

(d)	No Project Company nor any director, officer, agent, employee or other person that acts for or on behalf of a Project Company appears on any list of entities or individuals debarred from tendering or participating in any project funded by national or local governments, the World Bank, European Bank for Reconstruction and Development or any other multi-lateral or bi-lateral aid or development agency.

(e)	For the purposes of this warranty, Anti-Money Laundering Laws means all laws rules, and regulations of any jurisdiction applicable to any person from time to time concerning or relating to anti-money laundering and countering the financing of terrorism.

23.	Environmental

23.1	To the best of the Warrantors’ knowledge and belief:

(a)	There are no factors affecting any of the Properties that will, or would reasonably be likely to, give rise to any material liability for any Project Company:

(i)	under; or

(ii)	arising from any act or omission of a Project Company that is a breach of or inconsistent with its obligations under,

any Environmental Law.

23.2	No Contamination exists on any of the Properties and no Contamination has migrated from any Properties.

23.3	There are no outstanding notices, orders, directions or declarations from or by any Government Agency to a Project Company in respect of any Environmental Law applicable to any of the Properties.

24.	Compliance with applicable Laws

24.1	Laws

(a)	The Project Companies have at all times conducted the Business in accordance with every requirement of any applicable Law.

(b)	No past or present act or omission of any Project Company could give rise to any fine or penalty or contravenes or has contravened any applicable Law.

24.2	Investigations and notices

24.3	No investigation, disciplinary proceeding, enquiry, process or request for information of a Government Agency affecting a Project Company or the Business, is under way, outstanding, pending or proposed. There are no facts or circumstances likely to give rise to such an investigation, disciplinary proceeding, enquiry, process or request for information.

24.4	As far as the Warrantors are aware, each Project Company has complied in all material respects with all conditions under all licences, consents, certifications and authorisations required for carrying on the Business, including all:

(a)	planning Laws, agreements and permits;

(b)	employment and industrial relations Laws and agreements;

(c)	occupational health and safety Laws; and

(d)	Environmental Laws,

and no contravention or allegation of any applicable Law is known to the Warrantors.

24.5	There is no outstanding notice prohibiting or restricting the conduct of the Business in any way. There is no proposal to issue such a notice.

24.6	No Project Company has ever:

(a)	made any false or fictitious entries in any book or record;

(b)	paid or agreed to pay any unlawful payment, such as a secret commission, bribe or kickback;

(c)	directly or indirectly paid or offered to pay any government official to influence the official (including by paying or offering to pay someone else while knowing or having reasonable grounds to suspect that some or all of what is paid or offered will be used to influence a government official);

(d)	directly or indirectly made any contribution for political purposes; or

(e)	made any gift or provided any benefit which is not deductible under the Tax Law.

25.	Constitutional and corporate matters

25.1	The records (including computer records) and statutory books and registers required to be kept by each Project Company under the Companies Act from time to time, including its register of members:

(a)	have at all times been properly kept in compliance with the Companies Act and the requirements of any other applicable laws;

(b)	are fully and accurately written up to date; and

(c)	are a true, complete and accurate record of all matters and information they are required by applicable law to contain.

25.2	No notice or allegation has been received that any such records, registers or books are incorrect or should be rectified.

25.3	All information required to be kept centrally at Registrar of Companies in relation to the directors, company secretaries and members of each Project Company is true, complete and accurate.

25.4	All filings, forms, accounts, returns, particulars, resolutions, notices and other documents that a Project Company is, or at any time prior to the date of this agreement was, required to file with, deliver or submit to, any regulatory, governmental or supervisory authority in any jurisdiction (including the Registrar of Companies in Mainland, Tanzania):

(a)	have been duly filed, delivered or submitted within all applicable time limits; and

(b)	were, when filed, true, accurate, complete and not misleading.

25.5	No such filing or submission has been rejected, returned or refused, nor has a Project Company been notified that any such filing or submission is defective, incomplete or requires amendment, and there are no outstanding or unresolved queries, requests for information, notices of non-compliance, investigations or enforcement actions in respect of any such filing or submission.

Schedule 4 Leased and Owned Properties

Part 4 Particulars of Leased Property

No.	Property	Lessee	Lessor
1.	Dar es Salaam office	Uranex	Alihussein Mohamedali Janmohammed
2.	Mtwara Port Area	Magnis Tech	The Export Processing Zones Authority (EPZA)

Part 5 Particulars of Owned Property

No.	C.T No	Description	Registered Owner
1.	11900	Plots 47 and 48, Block A, Mchangani in Ruangwa District, Lindi Region, Tanzania	Seleman Amiry Mrope pending transfer of ownership to Uranex Tanzania Limited.

INVESTOR:

Executed by SOWG Tanzania Inc. in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Yisroel Goldberg
Signature of Authorised Representative

Yisroel Goldberg
Full Name (please print)

INVESTOR PARENT:

Executed by Sow Good Inc. in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Yisroel Goldberg
Signature of Authorised Representative

Yisroel Goldberg
Full Name (please print)

RYZON:

Executed by Ryzon Materials Limited (ACN 115 111 763) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ Frank Poullas
Signature of *Director/*~~Sole Director~~	Signature of *~~Director~~/*Secretary
* Please indicate whichever applies	* Please indicate whichever applies or cross-out entirely for sole director/secretary companies

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)

URANEX ESIP:

Executed by Uranex ESIP Pty Ltd (ACN 122 239 070) in accordance with section 127(1) of the Corporations Act 2001 (Cth) by:

/s/ Frank Poullas	/s/ Jonathan Reynolds
Signature of *~~Director~~/*Sole Director	Signature of *~~Director~~/*Secretary
* Please indicate whichever applies	* Please indicate whichever applies or cross-out entirely for sole director/secretary companies

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)

UTL:

Executed by Uranex Tanzania Limited in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Frank Poullas	/s/ Jonathan Reynolds
Signature of Authorised Representative	Signature of Authorised Representative

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)

MTT:

Executed by Magnis Technologies (Tanzania) Limited in accordance with its constituent documents and the laws of its place of incorporation:

/s/ Frank Poullas	/s/ Jonathan Reynolds
Signature of Authorised Representative	Signature of Authorised Representative

Frank Poullas	Jonathan Reynolds
Full Name (please print)	Full Name (please print)